Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-4 and related Prospectus of BP p.l.c. for the registration of its ordinary shares, par value $0.25 per share, and to the incorporation by reference therein of our report dated March 27, 2020 (except for Note 7, as to which the date is March 22, 2021), with respect to the consolidated financial statements of Rosneft Oil Company for the year ended December 31, 2019, included in Exhibit 99.1 to the Annual Report on Form 20-F of BP p.l.c. for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLC

Moscow, Russia

January 31, 2022